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                                                                    EXHIBIT 99.2

                                               For further information, contact:
                                                Beth Randolph at 314/552-6709 or
                                    Tom Goyda at 314/552-6724, both of Shandwick

FOR IMMEDIATE RELEASE


                     EDISON BROTHERS SEEKS COURT APPROVAL TO
             CLOSE THREE CHAINS AND SELL INDIANA DISTRIBUTION CENTER

         RIGGINGS, JW/JEANS WEST AND WILD PAIR STORES WOULD BE AFFECTED


ST. LOUIS, April 22, 1999--Edison Brothers Stores, which filed for Chapter 11 bankruptcy protection on March 9, has filed a motion seeking bankruptcy court approval to conduct store closing sales in approximately 675 of its Riggings and JW/Jeans West menswear and Wild Pair footwear stores. The company is also asking the court to approve the sale of its Princeton, Indiana distribution center to DSL Transportation Services for $6.1 million.
         Edison received no acceptable offers for the purchase of Riggings, JW/Jeans West and Wild Pair by an April 9 deadline. As a result, the company is seeking approval to close stores in the three chains and to accept a joint bid from The Ozer Group LLC, Schottenstein Bernstein Capital Group LLC, Hilco/Great American Group and the Nassi Group LLC to conduct the merchandise liquidation sales. Under the terms of the joint bid, Edison would receive approximately 27.0 percent of the estimated $167.0 million retail value of the merchandise.
         To enable Edison to obtain the highest and best price for its inventory, competitive liquidation bids will be accepted on April 26. The company expects the court to make a final ruling on the liquidation bids at a hearing on April 29, with clearance sales to start the following day. Most employees of the affected chains will have opportunities to continue to work during the merchandise clearance sales, which will continue for approximately six weeks to 10 weeks, depending on the chain.
         The company is considering offers for its remaining chains--Coda, 5-7-9 Shops and Bakers--and expects to submit motions to sell or liquidate those units for court approval in the near future. As previously announced, Edison has already signed a letter of intent to sell its Repp Ltd Big & Tall menswear stores and Repp By Mail catalog operations to J. Baker for approximately $33.0 million.

                                      MORE


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ADD ONE EDISON

         Edison Brothers Stores Inc. operates Bakers and Wild Pair footwear stores; 5-7-9 junior apparel stores; Riggings, JW, Coda and Repp Ltd. Big & Tall menswear stores; and Repp By Mail men's catalog. The company has more than 1,500 stores in the United States, Canada, Puerto Rico and the Virgin Islands.

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